Exhibit 10.35

CONSULTING AGREEMENT

This Consulting Agreement (this “Agreement”) is made as of the 1st day of September, 1997, by and between International Gaming Services L.L.C., a Nevada limited liability company (the “Company”), and Hyatt Aruba NV, a corporation organized under the laws of Aruba (the “Manager”).

RECITALS

A. The Company is in the business of providing consulting services and advice to casino license holders and to developers, owners, operators and managers of gaming casinos.

B. The Manager is a gaming casino manager providing casino management services with respect to a casino located in Palm Beach, Aruba (the “Casino”).

C. The Manager is desirous of engaging the consulting services of the Company, and the Company is desirous of providing such services to the Manager.

TERMS OF AGREEMENT

Now, therefore, in consideration of the foregoing recitals and the mutual covenants contained herein, the parties hereto agree as follows:

1.	Provision of Services

(a) The Manager hereby appoints, hires and employs the Company to provide development, marketing and management consulting services and such other services as requested by the Manager during the term of this Agreement. The Company shall also provide gaming compliance services to the Manager in order to maintain the highest standards of compliance with the regulatory requirements imposed upon the Manager due to its involvement in gaming, so as to protect the integrity and reputation of the Manager. Such gaming compliance services shall include, without limitation, those services identified and described in the attached Exhibit A, which is hereby incorporated herein and made a part hereof.

(b) The Company hereby accepts such appointment upon and subject to the terms, conditions and provisions set forth herein and agrees to satisfy its obligations created hereunder in the best interests of the Manager, subject to any limitations imposed upon the Company by this Agreement and any applicable laws or governmental requirements or regulations.

2.	Term and Termination

(a) The initial term of this Agreement shall commence on September 1, 1997, and shall continue for a period of four months. Such term shall be automatically extended, for 12 month periods, each January 1, unless either party hereto has given notice, on or before the preceding December 1, of its desire not to extend.

(b) Notwithstanding anything contained herein to the contrary, this Agreement may be terminated at the will of either party hereto at any time during the term of this Agreement upon 30 days written notice to the other party.

3.	Compensation and Expenses

(a) As consideration for the performance of its services pursuant to this Agreement, the Manager shall pay to the Company a fee of $36,000 per annum, payable every three months in advance commencing on October 1, 1997. In addition to the foregoing, upon the execution of this Agreement by both parties hereto, the Manager shall pay to the Company a one-time fee in the amount of $3,000, representing payment in consideration of services to be performed by the Company during the month of September, 1997. Upon the termination of this Agreement, any and all paid but unearned fees shall be returned to the Manager by the Company. For purposes hereof; fees paid to the Company by the Manager shall be deemed to be earned in any given three month pay period for that portion of such period (measured in calendar days) during which this Agreement remained in effect.

(b) In the event the term of this Agreement is extended in accordance with Section 2 hereof, the fee referenced in Section 3(a) hereof shall be reviewed by both the Company and the Manager on the date of such extension and shall be subject to change at that time by the mutual agreement of the Company and the Manager.

(c) All out-of-pocket expenses (including professional fees) incurred by the Company on the Manager’s behalf shall be reimbursed by the Company at cost, upon substantiation of such expenses to the reasonable satisfaction of the Manager.

4.	Solicitation of Employees

During the term of this Agreement and for the six month period thereafter, neither the Company nor the Manager shall solicit or offer employment to the employees of the other without the express written consent of the other.

5.	Confidentiality and Nondisclosure

(a) The relationship between the Manager and the Company is one of confidence and trust with respect to any information applicable to the business of the Manager or applicable to the business of any client of the Manager, which may be made known to the Company by the Manager or by any client of the Manager, or which may be learned by the Company during the term of this Agreement.

(b) The Manager possesses and will continue to acquire information that has been created or developed by or otherwise become known to the Manager (including, without limitation, information created or developed by or otherwise made known to the Manager by the Company during the term of this Agreement), which information has commercial value in the business in which the Manager is engaged. All of such information is hereinafter called “Proprietary Information” and shall include, by way of illustration, but not limitation, names and financial and personal information concerning employees and clients of the Manager, client and prospective client lists, or other written records used in the Manager’s business, operating practices and related data, advertising materials, advertising campaigns, advertising strategies, financial information, marketing plans, business strategies, sources, forecasts and budget information.

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(c) Unless otherwise agreed to in writing by the Manager, during the term of this Agreement and at all times thereafter, the Company shall regard and preserve as confidential, and shall not disclose without the prior written consent of the Manager, the Proprietary Information.

(d) The Company acknowledges and agrees that this Section 5 prohibits and precludes any use of Proprietary Information by it or by any person obtaining any Proprietary Information directly or indirectly from it in competition with the Manager. The Company acknowledges and understands that, absent the prior written agreement to the contrary by the Manager, sending announcements of any business affiliation other than that with the Manager to the Manager’s clients, client prospects and employees constitutes an impermissible act hereunder.

(e) Upon the termination of this Agreement, the Company shall deliver to the Manager, and shall not keep or deliver to anyone else, all materials in the Company’s possession relating to the Manager’s business and operations.

(f) The Company understands that in the event it is uncertain as to whether a document(s), list(s), or other information, whether oral or written, constitutes Proprietary Information under this Section 5, the Company shall notify the Manager of such uncertainty and ask the Manager for clarification. In such cases of uncertainty, the Company shall treat the subject material or information as Proprietary Information unless and until it obtains a written statement from an authorized representative of the Manager that it is not Proprietary Information.

(g) The Company agrees and understands that violation of any portion of this Section 5 may result in the immediate termination of this Agreement by the Company, in addition to any other remedies which may be available to the Manager at law or in equity.

(h) If, pursuant to subpoena (or otherwise) during the term of this Agreement or thereafter, a demand is made upon the Company to disclose the Manager’s or its clients’ Proprietary Information by compulsion of law, the Company shall promptly notify the Manager in advance of such proposed disclosure to enable the Manager to be heard with respect to any such disclosure or to otherwise respond to any such compulsion if it desires to do so; provided, however, that any disclosure of Proprietary Information pursuant to a court order shall not be considered breach of this Agreement.

(i) In the event that the Company violates or threatens to violate the terms of this Section 5, the Manager shall be entitled to an order enjoining the Company for such violation or threatened violation for the reason that any damages caused to the Manager would be irreparable and incapable of measure in monetary terms.

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6.	Indemnification

To the fullest extent permitted by applicable law, the Manager shall indemnify, defend and hold the Company harmless from and against any and all claims, demands, expenses (including, without limitation, reasonable attorneys’ fees), liabilities, losses, costs, damages and deficiencies, whether direct, indirect or consequential, that the Company may reasonably incur or suffer or that may arise out of, result from or relate to any action under this Agreement other than actions which have been finally determined by a court of competent jurisdiction to be the direct result of the negligence or willful misconduct of the Company. The provisions of this Section 6 shall survive the termination of this Agreement.

7.	Waiver

No delay on the part of either party hereto in exercising any right, power or privilege shall operate as a waiver thereof, nor shall any waiver of any right, power or privilege operate as a waiver of any other right, power or privilege, nor shall any single or partial exercise of any right, power or privilege preclude any other or further exercise thereof or of any other right, power or privilege. The rights and remedies contained herein are cumulative and are not exclusive of any rights or remedies which the parties otherwise may have at law or in equity.

8.	Entire Agreement

This Agreement constitutes the entire agreement and understanding of the parties hereto with respect to the subject matter hereof and supersedes any and all prior and contemporaneous negotiations and written or oral agreements between the parties hereto.

9.	Severability

If any provision of this Agreement is found invalid or unenforceable by a court of competent jurisdiction, such finding shall not affect the remaining portions of this Agreement, which shall remain in full force and effect. Should any provision of this Agreement be found invalid or unenforceable by a court of competent jurisdiction as being too broad with respect to the duration, scope or subject matter thereof, such obligations shall be deemed and construed to be reduced to the maximum duration, scope or subject matter allowable by law.

10.	Assignability

Neither party shall assign, transfer or sell its rights under this Agreement or delegate its duties hereunder without the prior written consent of the other party, and any such attempted assignment or delegation shall be void and without effect.

11.	Governing Law

This Agreement shall be deemed to have been made at Reno, Nevada, and shall be interpreted, and the rights and liabilities of the parties hereto determined, in accordance with the internal laws (as opposed to conflicts of laws provisions) and decisions of the State of Nevada. The parties hereto consent to the jurisdiction of the state and federal courts located in the State of Nevada. In the event any dispute arises out of or in connection with this Agreement or the performance of either party’s obligations hereunder, the party bringing suit shall do so in a state or federal court located in the State of Nevada.

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12.	Modification

No modification or amendment of this Agreement shall be effective unless it is in writing and executed by both parties hereto.

13.	Independent Contractor

The services of the Company are those of an independent contractor. The Company shall not be deemed an employee of the Manager. The Company shall not act as, or represent itself to any third party as being, an agent of the Manager for any purpose whatsoever, except as may be approved or directed by the Manager in writing.

IN WITNESS WHEREOF, the parties have entered into this Agreement as of the date and year first and above written.

INTERNATIONAL GAMING SERVICES L.L.C.

By:	/s/ Larry L. Lewin
Name:	Larry L. Lewin
Its:	Chairman and Chief Executive Officer

HYATT ARUBA NV

By:	/s/ Harold S. Handelsman
Name:	Harold S. Handelsman
Its:	Vice President

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EXHIBIT A

DESCRIPTION OF DUTIES OF

GAMING COMPLIANCE OFFICER

OF

INTERNATIONAL GAMING SERVICES

I.

INTRODUCTION

Individuals and businesses in the gaming industry must avoid impropriety, or even the appearance of impropriety, and be sensitive to the potential dangers of unsuitable associations and non-compliance with regulatory requirements. For that reason, the position of Gaming Compliance Officer has been established by the Company. It is the duty of the Gaming Compliance Officer to assist he Company’s clients in maintaining the highest standards of compliance with gaming regulatory requirements and to protect the integrity and reputation of the Company’s clients.

II.

PURPOSE

The position of GCO of the Company is created for the purpose of (i) ensuring compliance with gaming laws applicable to the business operations of each Casino; (ii) advising the management of each Casino of any gaming law compliance problems or situations which may adversely affect the objectives of gaming control in any jurisdiction, (iii) performing due diligence in respect of proposed Casino transactions and associations; and (iv) receiving appropriate input from the management of each Casino in order to assist the Casino in maintaining and enhancing its compliance with respect to gaming laws.

The GCO is intended to assist each Casino in obtaining information necessary to make decisions in hiring, regulatory compliance and associations requiring due diligence.

III.

DEFINITIONS

Affiliate means a person who directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, any Casino. The term does not include Franchised operations or unrelated persons who are associated with the Casino or its Affiliates in a business venture.

CEO means the President of any Casino.

CFO means the Chief Financial Officer of any Casino.

Casino or Casinos means business organizations which have consulting agreements with the Company.

Company means International Gaming Services L.L.C.

Controlling Person means a person who possesses the power to direct or cause the direction of the management and policies of a Person.

Executive means a corporate officer or division head of any Casino or its Affiliates.

Formal allegations means a notice received in writing from a regulatory body or other governmental agency concerning wrongdoing on the part of any Casino or an Affiliate, which adversely affects the objectives of gaming control.

Formal criminal charges means criminal charges (other than for minor offenses) duly filed in a court of law.

Gaming activities means gaming activities conducted in any jurisdiction.

Gaming Affiliate means any Affiliate which owns or operates, in whole or in part, all or any part of a business which derives any of its revenues from legalized gaming.

Gaming Authority or Authorities means any regulatory agency that has jurisdiction over any Casino or its Affiliates’ businesses.

GCO shall mean the Gaming Compliance Officer, or any person named by the Company to fulfill the responsibilities of the GCO.

Material Financing means a financing by any Casino or an Affiliate involving a sum greater than $3,000,000.

Material Litigation means litigation against any Casino or an Affiliate which must be disclosed to Gaming Authorities.

Material Transaction means any agreement which would legally bind the parties to proceed with a gaming operation in any jurisdiction.

Person means any association, corporation; firm, partnership, trust or other form of business association as well as a natural person.

Program means the Gaming Compliance Program of IICC Corporation.

Substantial Owner means any Person who has beneficial ownership of the equity securities of interests of a Person.

Unsuitable Person means a Person who (i) has been determined to be unsuitable to be associated with a gaming enterprise by a Gaming Authority or whose unsuitability has been reliably reported to any Casino or its Affiliates; (ii) is included in Nevada’s List of Excluded Persons; (iii) is included in New Jersey’s Exclusion List; or (iv) is commonly and publicly considered to be notorious and unsavory by virtue of his conduct or his affairs or associations.

IV.

DUTIES OF THE GAMING COMPLIANCE OFFICER

Required areas of review and information to be provided.

The GCO shall be responsible for providing information to each Casino or appropriate Executives covering the following activities by any Casino or its Affiliates:

a. Material Transactions – Prior to the consummation of any Material Transaction by any Casino or any of its Affiliates, the following information must be obtained, documented and provided to that Casino or its Affiliate:

(1)	Name and address of entity.
(2)	Legal form of entity (corporation, partnership, etc.)
(3)	Date of formation and jurisdiction in which formed.
(4)	Nature of business conducted.
(5)	Geographical area where business conducted.
(6)	Principal officers, Owners and all directors, members or partners, including:
(a)	Name and address of each (business and residence).
(b)	Known general background and known reputation of each Controlling Person.
(c)	Known financial background of each Controlling Person.
(d)	Date of birth.
(e)	Social Security number or passport number and issuing country.
(f)	Examination of recent financial statements and regulatory filings of entity.
(g)	Description of all known material litigation to which the person is a party (including administrative matters).
(7)	Specific laws under which business operation is permitted, if relevant.
(8)	Identification of any broker, finder, or other person who suggested or proposed the transaction and disclosure of any arrangements whereby such person is to receive any compensation for such services.

(9)	Other significant and material information relating to the entity or individuals associated therewith.
(10)	In the event that the transaction involves a lease of real estate, a review of the background of the lessor or lessee, as the case may be, shall be made and, if deemed to be advisable by the Company, an independent appraisal of the fair market value of the lease shall be obtained.

b. Affiliates, Executives, Key Employees and Lobbyists – The GCO shall conduct an investigation of each Casino’s Affiliates, Executives, Key Employees and lobbyists in order to protect each Casino from becoming associated with an Unsuitable Person. The investigation shall contain the following information, if available:

(1)	Past employment history.
(2)	General reputation.
(3)	Law enforcement agency checks.
(4)	Credit information.
(5)	Immediate family background.
(6)	Litigation.

c. Material Financings – Due to the complexities of financing and capital needs of gaming operations such as the Casinos, the source of funds is of interest to the Casinos and to the Gaming Authorities having jurisdiction over the Casinos. Therefore, investigation and review of any proposed Material Financing by any Casino or by any of its Affiliates with respect to a gaming operation should occur prior to commitment by the Casino or by its Affiliates. The following information shall be obtained and documented:

(1)	Disclosure of any material relationship between any Casino or its Affiliates and other parties to the proposed Material financing.
(2)	Disclosure of any middleman, finder, broker or other person who is to receive compensation in connection with securing, arranging, negotiating or otherwise dealing with the proposed Material Financing.

Material Financings involving (i) the registration and sales by the Casino or one of its Affiliates of Securities which are registered under the United States securities laws; (ii) banks chartered by the United States government or by any member of the European community; or (iii) which have been approved by the Indiana, Illinois, New Jersey or Nevada gaming authorities shall not be subject to the provisions of this section.

d. Material Litigation – The GCO shall receive and review a copy of the written report from outside counsel with respect to Material Litigation against any Casino or any of its Affiliates received in connection with the casino’s annual audit.

e. Acts of Wrongdoing – The GCO shall make reasonable efforts to obtain and report to each Casino information concerning any prosecutions or administrative actions taken against any employee or director of that Casino or its Affiliates, consultants or lobbyists which involve any of the following circumstances:

(1)	Any criminal action involving (i) a felony; (ii) any material crime against the Casino or one of its subsidiaries or involving embezzlement or larceny; or (iii) violation of any law relating to gambling.
(2)	Material administrative actions by a gaming regulatory authority relating to a gaming license or gaming approval held by such person.

f. Gaming Conducted Legally – The GCO shall conduct a review of all jurisdictions where any Casino or its Affiliates contemplate gaming operations to ensure that gaming is legal and will be conducted in accordance with all applicable laws and regulations.

g. Review Audit Reports – The GCO shall review all reports of internal and external auditors to determine the extent of any material weaknesses in internal or security controls and if there is possible cheating or skimming in any gaming operation. A summary of that review shall be furnished to the Casino.

h. Purchase and Lease of Gaming Devices – The GCO shall review the purchase and lease of all gaming devices by any Casino and its Affiliates to ensure that the manufacturers, distributors and lessors of all gaming devices are properly licensed in the jurisdiction where the devices are delivered. The GCO shall also ensure that any payments of brokers or finder’s fees are in compliance with all applicable laws.

i. Regulatory Filings – The GCO shall conduct a review on a quarterly basis to determine if all required filings with Gaming Authorities have been made. A report shall be prepared detailing any violations of filing requirements and the corrective action taken to reduce the occurrence of future violations.

HYATT GAMING SERVICES, L.L.C.

200 West Madison, Suite 3900, Chicago, Illinois 60606

312.750.8212 - Phone

312.920.2342 - FAX

December 14, 1998

Hyatt Aruba NV

J.E. Irausquin Blvd. #85

Palm Beach, Aruba

To Whom It May Concern:

Reference is made to that certain Consulting Agreement by and between International Gaming Services L.L.C. and Hyatt Aruba NV dated September 1, 1997. This letter is intended to notify you that the name of International Gaming Services L.L.C. has been changed to Hyatt Gaming Services, L.L.C. All future correspondence relating to the foregoing agreement should be addressed accordingly.

Please evidence your acknowledgement of the foregoing name change by signing the enclosed copy of this letter in the space provided below and returning it to me at your earliest convenience. Thank you for you cooperation.

Very truly yours,

/s/ Larry L. Lewin
Larry L. Lewin President and Chief Executive Officer

ACKNOWLEDGED AND AGREED

THIS 20th DAY OF January, 1999:

Hyatt Aruba NV

By:	/s/ Kenneth Posner
Name:	Kenneth Posner
Its:	Vice President

FIRST AMENDMENT TO CONSULTING AGREEMENT

This First Amendment to Consulting Agreement is made as of the 1st day of January, 1999, by and between Hyatt Gaming Services, L.L.C., a Nevada limited liability company formerly known as International Gaming Services, L.L.C. (the “Company”), and Hyatt Aruba NV, a corporation organized under the laws of Aruba (the “Manager”).

RECITALS

A. The parties hereto have entered into that certain Consulting Agreement dated as of September 1, 1997 (the “Consulting Agreement”).

B. The parties hereto desire to amend the Consulting Agreement as set forth herein.

TERMS OF AGREEMENT

Now, therefore, in consideration of the foregoing recitals and the covenants and agreements contained herein, the parties hereto agree as follows:

1.0 Effective as of January 1, 1999, the annual fee to be paid by the Manager to the Company pursuant to Section 3(a) of the Agreement as consideration for the Company’s performance of services shall be $72,000 per annum.

2.0 Except as otherwise specifically modified herein, the terms and provisions of the Consulting Agreement are hereby ratified and affirmed to be in full force and effect.

IN WITNESS WHEREOF, the parties hereto have executed this First Amendment to Consulting Agreement as of the day and year first above written.

Hyatt Gaming Services, L.L.C.

By:	/s/ Larry Lewin
Name:	Larry Lewin
Its:	President

Hyatt Aruba NV

By	/s/ Harold S. Handelsman
Name:	Harold S. Handelsman
Its:	Vice President

SECOND AMENDMENT TO CONSULTING AGREEMENT

This Second Amendment to Consulting Agreement is made as of the 1st day of February, 2000, by and between Hyatt Gaming Services, L.L.C., a Nevada limited liability company (the “Company”), and Hyatt Aruba NV, a corporation organized under the laws of Aruba (the “Manager”).

RECITALS

A. The parties hereto have entered into that certain Consulting Agreement, dated as of September 1, 1997, relating to consulting services to be provided in connection with a gaming casino located in Palm Beach, Aruba (the “Consulting Agreement”).

B. The parties hereto desire to amend the Consulting Agreement as set forth herein.

TERMS OF AGREEMENT

Now, therefore, in consideration of the foregoing recitals and the covenants and agreements contained herein, the parties hereto agree as follows:

1. During the period commencing on February 1, 2000 and concluding on January 31, 2001, the annual fee to be paid by the Manager to the Company pursuant to Section 3(a) of the Consulting Agreement as consideration for the Company’s performance of services during such period shall be $60,000 per annum, payable every three months in advance commencing on the date hereof.

2. The second sentence of Section 2(a) of the Consulting Agreement is hereby amended to provide that the term of the Consulting Agreement shall hereafter be automatically extended, for 12 month periods, each February 1, unless either party hereto has given notice on or before the preceding January 1, of its desire not to extend.

3. Except as otherwise specifically modified herein, the terms and provisions of the Consulting Agreement are hereby ratified and affirmed to be in full force and effect.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Second Amendment to Consulting Agreement as of the day and year first above written.

Hyatt Gaming Services, L.L.C.

By:	/s/ Larry Lewin
Name:	Larry Lewin
Its:	President

Hyatt Aruba NV

By:	/s/ Harold S. Handelsman
Name:	Harold S. Handelsman
Its:	Vice President

THIRD AMENDMENT TO CONSULTING AGREEMENT AND ASSIGNMENT

THIS THIRD AMENDMENT TO CONSULTING AGREEMENT AND ASSIGNMENT (this “Agreement”) is made as of June 30, 2004 by and between HYATT GAMING SERVICES, L.L.C., a Nevada limited liability company (the “Company”), HYATT GAMING MANAGEMENT, INC., a Nevada corporation (the “HGMI”), and HYATT ARUBA NV, a corporation organized under the laws of Aruba (the “Manager”).

RECITALS

WHEREAS, the Company and Manager are parties to that certain Consulting Agreement dated as of September 1, 1997, as amended by that certain First Amendment to Consulting Agreement dated as of January 1, 1999 and that certain Second Amendment to Consulting Agreement dated as of February 1, 2000, relating to consulting services to be provided in connection with the gaming casino located in Palm Beach, Aruba (the “Consulting Agreement”); and

WHEREAS, the parties hereto desire to amend and assign the Consulting Agreement as set forth herein.

NOW THEREFORE, in consideration of the foregoing recitals and the covenants and agreements contained herein, the parties hereto agree as follows:

1. The annual fee to be paid by the Manager pursuant to Section 3(a) of the Consulting Agreement as consideration for the Company’s performance of services shall be Two Hundred Thousand Dollars ($200,000) per annum, payable in equal installments every three (3) months in advance commencing on the date hereof.

2. The Company hereby transfers, assigns, sells, sets over, delivers and conveys to HGMI all of Company’s right, title and interest in, to and under the Consulting Agreement. HGMI hereby accepts the foregoing assignment, and assumes and agrees to pay, perform and discharge, when and as due, any and all obligations and liabilities of the Company under the Consulting Agreement. Manager hereby consents to the foregoing assignment effective as of the date hereof.

3. Except as otherwise specifically modified herein, the terms and provisions of the Consulting Agreement are hereby ratified and affirmed to be in full force and effect.

4. This Agreement shall be construed in accordance with and governed by the laws of the State of Nevada, without regard to the conflicts of law principles thereof.

5. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which taken together shall constitute one instrument.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

HYATT GAMING SERVICES, L.L.C., a Nevada limited liability company

By:	Hyatt Gaming Management, Inc., a Nevada corporation, its sole member

By:	/s/ Peter M. Liguori
Name:	Peter M. Liguori
Its:	Vice President and Treasurer

HYATT GAMING MANAGEMENT, INC., a Nevada corporation

By:	/s/ Peter M. Liguori
Name:	Peter M. Liguori
Its:	Vice President and Treasurer

HYATT ARUBA, N.V., a corporation organized under the laws of Aruba

By:	/s/ Kirk A. Rose
Name:	Kirk A. Rose
Its:	Vice President and Treasurer

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FOURTH AMENDMENT TO CONSULTING AGREEMENT

THIS FOURTH AMENDMENT TO CONSULTING AGREEMENT (this “Agreement”) is made as of February 1, 2005 by and between HYATT GAMING MANAGEMENT, INC., a Nevada corporation (the “Company”) and HYATT ARUBA N.V, a corporation organized under the laws of Aruba (the “Manager”).

RECITALS

WHEREAS, Aruba Beachfront Resorts Limited Partnership, an Illinois limited partnership, and Manager entered into that certain Amended and Restated Management Agreement dated as of August 1, 1989 (the “Management Agreement”), pursuant to which Manager manages the gaming casino located in Palm Beach Aruba (the “Casino”);

WHEREAS, Manager and Hyatt Gaming Services, L.L.C., predecessor-in-interest to Company, entered into that certain Consulting Agreement dated as of September 1, 1997, as amended by that certain First Amendment to Consulting Agreement dated as of January 1, 1999, that certain Second Amendment to Consulting Agreement dated as of February 1, 2000, and that certain Third Amendment to Consulting Agreement and Assignment dated as of June 30, 2004, relating to consulting services to be provided in connection with the Casino (as amended and assigned, the “Consulting Agreement”); and

WHEREAS, the parties hereto desire to amend the Consulting Agreement as set forth herein.

NOW THEREFORE, in consideration of the foregoing recitals and the covenants and agreements contained herein, the parties hereto agree as follows:

1. Section 1(a) of the Consulting Agreement is hereby modified to include the following:

Company shall, subject to the limitations set forth herein, have discretion in the operation of the Casino including, without limitation, the right and power to negotiate and enter into such reasonable contracts as may be reasonably necessary or advisable in connection with the operation of the Casino (subject, however, to Manager’s right to approve contracts with a corporation or a person or persons controlling, controlled by or under common control or affiliated with Manager) and the right to determine the terms of admittance, charges for entertainment, food and beverages, labor policies, the nature of the games and gaming devices to be played in the Casino, the house rules of operation, credit policies, and all phases of promotion and publicity relating to the Casino, provided such actions comply with the Casino regulations attached hereto as Exhibit A. Notwithstanding the foregoing, Company shall not, without the approval of Manager, arrange leases or concessions for commercial operations in the Casino or take any action that would cause Manager to be in default under the terms of the Management Agreement.

2. Except as otherwise specifically modified herein, the terms and provisions of the Consulting Agreement are hereby ratified and affirmed to be in full force and effect.

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3. This Agreement shall be construed in accordance with and governed by the laws of the State of Nevada, without regard to the conflicts of law principles thereof.

4. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which taken together shall constitute one instrument.

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IN WITNESS WHEREOF, the parties hereto have executed this Fourth Amendment to Consulting Agreement as of the day and year first above written.

MANAGER:

HYATT ARUBA, N.V., a corporation organized under the laws of Aruba

By:	/s/ Kirk A. Rose
Name:	Kirk A. Rose
Its:	Vice President, Treasurer

COMPANY:

HYATT GAMING MANAGEMENT, INC., a Nevada corporation

By:	/s/ Peter M. Liguori
Name:	Peter M. Liguori
Its:	President

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Exhibit A

Casino Regulations

(attach regulations from Casino Management Agreement)

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CASINO REGULATIONS

The following Casino regulations shall be adopted by Hyatt:

1. The Casino shall operate strictly in accordance with applicable provisions of law, and in accordance with provisions of the gaming licenses issued from time to time with respect to the Casino.

2. Gaming operations shall be conducted only in the Casino, and not in any other portion of the Building. Employees are prohibited from conducting any gaming operations in any portion of the Building other than the Casino.

3. Employees shall be neatly and cleanly attired and shall conduct themselves in a manner which shall not bring discredit upon the Hotel or the Casino. Employees willfully or repeatedly violating this regulation shall be subject to discharge or to maximum disciplinary measures allowed by law.

4. In employing dealers and croupiers as well as other Casino employees having direct contact with the public, good faith reasonable efforts shall be made, whenever possible, without compromising the quality or efficiency of the Casino operations, to employ Aruban residents and persons speaking more than one language.

5. No person shall be eligible for employment in the Casino who shall have a criminal felony record or who shall have been convicted of a crime of moral turpitude in Aruba or in any other country.

6. Only games of hazard permitted under the laws of Aruba shall be conducted or permitted in the Casino. Aruban law Currently permits the games of “21” (Blackjack), “Craps”, “Roulette”, “Chemin de Fer”, “Wheel of Fortune”, “Poker”, “Big Six”, “Baccarat”, “Slot Machines”, and “Bingo”.

7. No slot machines shall be configured or tampered with in a manner which will prevent them from paying off or paying off at rates less than required by applicable law or the provisions of the Casino gaming license, or less than rates adopted by Hyatt from time to time.

8. The following persons shall not be eligible to enter or remain in the Casino: (i) persons under the minimum age established by applicable law; (ii) intoxicated or disorderly persons; (iii) such other persons as may be forbidden to patronize the Casino in accordance with applicable laws of Aruba; or (iv) any persons who, in the judgment of Hyatt, would or might damage the reputation or business of the Hotel or of Owner. In addition, employees of the Hotel or of the Casino shall not be eligible to play any of the games of hazard conducted in the Casino.

9. Free food or beverage service shall be permitted in the Casino but shall be reserved to patrons of the Casino who are in fact participating in gambling and are regarded as favored patrons by reason of past experience, reputation or previous gambling record.